UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.   )
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☐ Soliciting Material Pursuant to Section 240.14a-12
LIBBEY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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ADDITIONAL MATERIAL FOR PROXY STATEMENT DATED MARCH 30, 2010
     This document is an addition to the Libbey Inc. Proxy Statement filed with the Securities and Exchange Commission on March 30, 2010 in connection with the Annual Meeting of Libbey shareholders to be held on May 6, 2010, at 2 p.m., Eastern Time, in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.
     Due to an administrative error, the Proxy Statement failed to include the biography of Mr. Jean-René Gougelet, a director serving in Class I of Libbey’s Board of Directors. Class I directors are not standing for election at this year’s Annual Meeting of Libbey shareholders. Mr. Gougelet’s biographical information is as follows:

			Board Committee
Director	Age	Experience	Assignments	Director Since
Jean-René Gougelet (Class I)	61	Mr. Gougelet has been President of Burnes Home Accents, LLC, a manufacturer and marketer of photo display products, since 2007. From 2005 to 2007, Mr. Gougelet served as Chief Executive Officer of Vido Enterprises, a consultancy founded by Mr. Gougelet to provide strategic planning and growth management services to middle market companies. Prior to founding Vido Enterprises, Mr. Gougelet served as Chief Executive Officer of Arc International’s Mikasa division and Chief Executive Officer of Arc North America. Mr. Gougelet’s early career included various roles in general management, advertising, marketing and brand management in Europe and the United States. Mr. Gougelet holds degrees in marketing and communication from EFIEM and EFAP in Paris and has received additional training in marketing, finance, management and corporate governance from CESAM-University of Louvain-la-Neuve in Belgium, University of Chicago Graduate School of Business, and Harvard Business School. Mr. Gougelet is a French Foreign Trade Advisor (Conseillers du Commerce Extérieur de la France). Mr. Gougelet’s participation on the Board increases the depth of the Board’s executive leadership, strategic planning, manufacturing, marketing and brand management experience, particularly with respect to the North American and European glass tableware and consumer goods industries.	Member, Audit Committee	2007